Exhibit 99.1
FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports First Quarter 2025 Results

RUTHERFORD, NJ, April 30, 2025 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $2.7 million, or $0.13 per diluted common share, for the three months ended March 31, 2025, compared to net loss of $2.7 million, or $0.13 per diluted common share, for the three months ended December 31, 2024, and a net loss of $2.8 million, or $0.13 per diluted common share, for the three months ended March 31, 2024.
James D. Nesci, President and Chief Executive Officer, commented, “We are pleased with the improvement experienced in yields on assets and cost of liabilities as both contributed to a 27 basis points increase in net interest margin. In addition, we continue to maintain our strong capital position, increasing tangible book value to $14.81 per share.”
Mr. Nesci also noted, “Deposit growth continued in the first quarter, funding loan growth of $42 million. Increases in our commercial real estate and consumer portfolios drove loan growth during the quarter as we remain focused on growing our commercial portfolio, supplemented with consumer loan purchases. Credit quality remained strong with a non-performing asset to total asset ratio of 0.27% and our allowance for credit losses on loans at 81 basis points of our loan portfolio covers non-performing loans by 2.3 times.”
Highlights for the first quarter of 2025:
•Deposits increased $43.9 million to $1.39 billion and Loans increased $42.2 million to $1.63 billion compared to the linked quarter.
•Uninsured deposits to third-party customers totaled approximately 11% of total deposits as of March 31, 2025.
•Net interest margin increased 27 basis points from the linked quarter to 2.16%.
•Interest income for the quarter was $22.7 million, an increase of $928 thousand, or 4.3%, compared to the linked quarter.
•Interest expense for the quarter was $12.0 million, a decrease of $343 thousand, or 2.8%, compared to the linked quarter.
•Provision for credit losses of $201 thousand was primarily due to the increase in the provision for loans attributed to the increase in the commercial real estate portfolio.
•Book value per share was $14.82 and tangible book value per share was $14.81. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•464,085 shares were repurchased under our share repurchase plans at a weighted average share price of $9.52 per share.
Loans
Loans increased by $42.2 million during the first three months of 2025. The Company continues to focus on diversifying its lending portfolio by growing its commercial portfolios. Additionally, we purchased unsecured consumer loans with credit reserves. These loans improved yields while having low exposure to credit loss. During the first three months of 2025, the consumer loan portfolio increased by $34.3 million as a result of these purchases. In addition, the commercial real estate portfolio increased by $28.5 million, of which $14.4 million was in owner-occupied properties and the construction portfolio increased by $7.3 million. The multifamily and residential portfolios decreased by $25.7 million and $5.5 million, respectively.

The details of the loan portfolio are below:

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(In thousands)
Residential	$512,793	$518,243	$516,754	$526,453	$540,427
Multifamily	645,399	671,116	666,304	671,185	671,011
Commercial real estate	288,151	259,633	241,711	241,867	244,207
Construction	92,813	85,546	80,081	71,882	63,052
Junior liens	26,902	25,422	24,174	23,653	22,052
Commercial and industrial	18,079	16,311	14,228	12,261	13,372
Consumer and other	41,518	7,211	7,731	83	56
Total loans	1,625,655	1,583,482	1,550,983	1,547,384	1,554,177
Less: Allowance for credit losses	13,152	12,965	13,012	13,027	13,749
Loans receivable, net	$1,612,503	$1,570,517	$1,537,971	$1,534,357	$1,540,428
Deposits
As of March 31, 2025, deposits totaled $1.39 billion, an increase of $43.9 million, or 3.27%, from December 31, 2024, driven by increases of $28.8 million and $19.6 million in NOW and demand accounts and time deposits, respectively, partially offset by decreases in savings accounts of $3.6 million. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase core customer deposits during the quarter. Brokered deposits increased $50.0 million during the first quarter of 2025 as higher cost customer time deposits matured and were supplemented with brokered deposits.
The details of deposits are below:

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(In thousands)
Non-interest bearing deposits	$25,222	$26,001	$22,254	$24,733	$25,342
NOW and demand accounts	398,332	369,554	357,503	368,386	373,172
Savings	236,779	240,426	237,651	246,559	250,298
Core deposits	660,333	635,981	617,408	639,678	648,812
Time deposits	726,908	707,339	701,262	671,478	642,372
Total deposits	$1,387,241	$1,343,320	$1,318,670	$1,311,156	$1,291,184
Financial Performance Overview:
First quarter of 2025 compared to the fourth quarter of 2024
Net interest income compared to the fourth quarter of 2024:
•Net interest income was $10.7 million for the first quarter of 2025 compared to $9.5 million for the fourth quarter of 2024 as interest earned on interest-earning assets increased and interest paid on time deposits decreased.
•Net interest margin increased by 27 basis points to 2.16%.
•The yield on average interest-earning assets increased 14 basis points to 4.51%, while the cost of average interest-bearing liabilities decreased eight basis points to 2.89%.
•Average interest-earning assets increased by $22.7 million and average interest-bearing liabilities increased by $30.3 million.

Non-interest expense compared to the fourth quarter of 2024:
•Non-interest expense increased $748 thousand primarily driven by an increase of $895 thousand in compensation and benefits expenses due to normal salary increases and a reset of variable compensation accruals. Variable compensation, achieved at less than target in 2024, was reset at the start of 2025. In addition, an increase of $109 thousand in occupancy and equipment was largely due to snow removal expenses in the first quarter partially offset by decreases in furniture and equipment expense. These increases were partially offset by a decrease of $174 thousand in other expenses.
Income tax expense compared to the fourth quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the first quarter of 2025 and the fourth quarter of 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At March 31, 2025, the valuation allowance on deferred tax assets was $25.4 million.
First quarter of 2025 compared to the first quarter of 2024
Net interest income compared to the first quarter of 2024:
•Net interest income was $10.7 million for the first three months of 2025 compared to $9.4 million for the same period in 2024. The increase was largely due to increases in interest earned on interest-earning assets and lower interest costs on time deposits.
•Net interest margin increased by 24 basis points to 2.16%.
•The yield on average interest-earning assets increased 26 basis points to 4.51%, partially offset by a three basis point increase in the cost of average interest-bearing liabilities.
•Average interest-earning assets and average interest-bearing liabilities increased by $44.3 million and $70.2 million, respectively. Average loans drove the growth in interest-earning assets, with an increase of $45.7 million. Average interest-bearing deposits increased by $96.6 million, while average FHLB advances decreased by $26.5 million.
Non-interest expense compared to the first quarter of 2024:
•Non-interest expense was $13.6 million for the first quarter of 2025, an increase of $387 thousand driven by increases of $289 thousand, $111 thousand and $100 thousand in compensation and benefits expenses, occupancy and equipment expenses and data processing, respectively.
Income tax expense compared to the first quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the first quarters of 2025 and 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At March 31, 2025, the valuation allowance on deferred tax assets was $25.4 million.
Balance Sheet Summary:
March 31, 2025 compared to December 31, 2024
Cash and cash equivalents:
•Cash and cash equivalents increased $3.7 million to $46.2 million.
Securities available-for-sale:
•Securities available-for-sale decreased $10.4 million to $286.6 million due to maturities, calls and pay downs offset by a decrease in unrealized losses of $4.1 million.
Securities held-to-maturity
•Securities held-to-maturity decreased $1.0 million due to pay downs in the portfolio.

Total loans:
•Total loans held for investment increased $42.2 million to $1.63 billion.
•Consumer, commercial real estate and construction loans increased $34.3 million, $28.5 million, and $7.3 million, respectively. Partially offsetting these increases were decreases in multifamily loans of $25.7 million and residential loans of $5.5 million.
•During the first quarter, the Company purchased consumer and residential loans totaling $35.0 million and $6.6 million, respectively.
Deposits:
•Deposits increased $43.9 million from December 31, 2024 to $1.39 billion at March 31, 2025. This was largely the result of a $28.8 million increase in NOW and demand accounts and a $19.6 million increase in certificates of deposits.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) represented 47.6% of total deposits, compared to 47.3% at December 31, 2024.
•Brokered deposits totaled $205.0 million and $155.0 million at March 31, 2025 and December 31, 2024, respectively. The increase in brokered deposits supplemented the reduction in retail time deposits.
•Uninsured and uncollateralized deposits to third-party customers were $159.8 million, or 11% of total deposits, at the end of the first quarter.
Borrowings:
•FHLB borrowings decreased $5.5 million to $334.0 million.
•As of March 31, 2025, the Company had $275.6 million of additional borrowing capacity at the FHLB, $107.5 million in secured lines at the Federal Reserve Bank and $30.0 million of other unsecured lines of credit.
Capital:
•Shareholders’ equity decreased $5.5 million to $326.7 million. The decrease was primarily driven by the repurchase of shares, including shares netted for income tax withholding on vested equity awards, at a cost of $4.8 million. Additionally, the year-to-date loss, partially offset by favorable changes in accumulated other comprehensive income, contributed to the decrease in shareholders’ equity.
•Tangible equity to tangible assets was 15.61% and tangible common equity per share outstanding was $14.81. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•As of March 31, 2025, the allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.81%.
•The Company recorded a provision for credit losses of $201 thousand for the first quarter of 2025. For the first quarter of 2025, there was a provision of $203 thousand in the ACL for loans, offset by a release of $1 thousand in the ACL for both off-balance-sheet commitments and held-to-maturity securities. The provision was primarily driven by the increase in loan balances and the shift in composition of the portfolio.
•Non-performing loans totaled $5.7 million, or 0.35% of total loans compared to $5.1 million, or 0.33% of total loans at December 31, 2024.
•Net charge-offs were $16 thousand for the three months ended March 31, 2025.
•The ratio of allowance for credit losses on loans to non-performing loans was 229.81% at March 31, 2025 compared to 254.02% at December 31, 2024.

About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call covering Blue Foundry’s first quarter 2025 earnings announcement will be held today, Wednesday, April 30, 2025 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 556514. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected, including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies; including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited)	(audited)	(unaudited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$46,220	$42,502	$53,753
Securities available-for-sale, at fair value	286,620	297,028	265,191
Securities held to maturity	32,038	33,076	33,217
Other investments	17,605	17,791	17,908
Loans, net	1,612,503	1,570,517	1,540,428
Real estate owned, net	—	—	593
Interest and dividends receivable	8,746	8,014	8,001
Premises and equipment, net	28,805	29,486	31,696
Right-of-use assets	22,778	23,470	24,454
Bank owned life insurance	22,638	22,519	22,153
Other assets	14,253	16,280	30,393
Total assets	$2,092,206	$2,060,683	$2,027,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,387,241	$1,343,320	$1,291,184
Advances from the Federal Home Loan Bank	334,000	339,500	342,500
Advances by borrowers for taxes and insurance	9,743	9,356	9,368
Lease liabilities	24,490	25,168	26,081
Other liabilities	10,069	11,141	8,498
Total liabilities	1,765,543	1,728,485	1,677,631
Shareholders’ equity	326,663	332,198	350,156
Total liabilities and shareholders’ equity	$2,092,206	$2,060,683	$2,027,787

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(Dollars in thousands)
Interest income:
Loans	$18,892	$17,777	$17,192
Taxable investment income	3,785	3,972	3,614
Non-taxable investment income	36	36	36
Total interest income	22,713	21,785	20,842
Interest expense:
Deposits	9,026	9,573	8,413
Borrowed funds	2,943	2,739	3,012
Total interest expense	11,969	12,312	11,425
Net interest income	10,744	9,473	9,417
Provision for (release of) credit losses	201	(301)	(535)
Net interest income after provision for (release of) credit losses	10,543	9,774	9,952
Non-interest income:
Fees and service charges	243	306	329
Gain on sale of loans	—	—	36
Other income	151	114	86
Total non-interest income	394	420	451
Non-interest expense:
Compensation and employee benefits	7,838	6,943	7,549
Occupancy and equipment	2,303	2,194	2,192
Data processing	1,487	1,514	1,387
Advertising	67	81	72
Professional services	699	737	730
Federal deposit insurance	223	226	199
Other	1,012	1,186	1,113
Total non-interest expense	13,629	12,881	13,242
Loss before income tax expense	(2,692)	(2,687)	(2,839)
Income tax expense	—	—	—
Net loss	$(2,692)	$(2,687)	$(2,839)
Basic loss per share	$(0.13)	$(0.13)	$(0.13)
Diluted loss per share	$(0.13)	$(0.13)	$(0.13)
Weighted average shares outstanding
Basic	20,404,941	20,826,845	22,095,260
Diluted (1)	20,404,941	20,826,845	22,095,260
(1) The assumed vesting of outstanding restricted stock units had an anti-dilutive effect on diluted earnings per share due to the Company’s net loss for the 2025 and 2024 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Dollars in thousands)
Performance Ratios (%):
Loss on average assets	(0.53)	(0.52)	(0.79)	(0.47)	(0.56)
Loss on average equity	(3.29)	(3.17)	(4.68)	(2.71)	(3.23)
Interest rate spread (1)	1.62	1.40	1.29	1.43	1.40
Net interest margin (2)	2.16	1.89	1.82	1.96	1.92
Efficiency ratio (3) (4)	122.36	130.20	140.04	130.73	134.19
Average interest-earning assets to average interest-bearing liabilities	120.01	120.84	121.37	122.28	122.50
Tangible equity to tangible assets (4)	15.61	16.11	16.50	16.88	17.25
Book value per share (5)	$14.82	$14.75	$14.76	$14.70	$14.61
Tangible book value per share (4)(5)	$14.81	$14.74	$14.74	$14.69	$14.60

Asset Quality:
Non-performing loans	$5,723	$5,104	$5,146	$6,208	$6,691
Real estate owned, net	—	—	—	—	593
Non-performing assets	$5,723	$5,104	$5,146	$6,208	$7,284
Allowance for credit losses to total loans (%)	0.81	0.83	0.84	0.84	0.88
Allowance for credit losses to non-performing loans (%)	229.81	254.02	252.86	209.84	205.48
Non-performing loans to total loans (%)	0.35	0.33	0.33	0.40	0.43
Non-performing assets to total assets (%)	0.27	0.25	0.25	0.30	0.36
Net charge-offs to average outstanding loans during the period (%)	—	—	—	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) March 31, 2025 per share metrics computed using 22,047,649 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,601,262	$18,892	4.72%	$1,557,342	$17,777	4.57%	$1,555,534	$17,192	4.45%
Mortgage-backed securities	189,820	1,323	2.79%	185,382	1,254	2.71%	160,349	876	2.20%
Other investment securities	163,590	1,689	4.13%	164,392	1,573	3.83%	183,717	1,652	3.62%
FHLB stock	17,680	399	9.02%	17,153	411	9.58%	20,123	492	9.83%
Cash and cash equivalents	43,195	410	3.80%	68,536	770	4.50%	51,561	630	4.92%
Total interest-earning assets	2,015,547	22,713	4.51%	1,992,805	21,785	4.37%	1,971,284	20,842	4.25%
Non-interest earning assets	61,518			61,586			59,357
Total assets	$2,077,065			$2,054,391			$2,030,641
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$619,234	2,031	1.33%	$614,623	1,988	1.29%	$616,169	1,937	1.26%
Time deposits	712,796	6,995	3.98%	698,801	7,585	4.32%	619,220	6,476	4.21%
Interest-bearing deposits	1,332,030	9,026	2.75%	1,313,424	9,573	2.90%	1,235,389	8,413	2.74%
FHLB advances	347,394	2,943	3.39%	335,686	2,739	3.26%	373,874	3,012	3.24%
Total interest-bearing liabilities	1,679,424	11,969	2.89%	1,649,110	12,312	2.97%	1,609,263	11,425	2.86%
Non-interest bearing deposits	25,411			24,945			26,491
Non-interest bearing other	40,679			43,016			41,569
Total liabilities	1,745,514			1,717,071			1,677,323
Total shareholders' equity	331,551			337,320			353,318
Total liabilities and shareholders' equity	$2,077,065			$2,054,391			$2,030,641
Net interest income		$10,744			$9,473			$9,417
Net interest rate spread (2)			1.62%			1.40%			1.39%
Net interest margin (3)			2.16%			1.89%			1.92%
(1) Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$10,744	$9,473	$9,087	$9,573	$9,417
Other income	394	420	387	536	451
Total revenue	11,138	9,893	9,474	10,109	9,868
Operating expenses	13,629	12,881	13,267	13,215	13,242
Pre-provision net loss	$(2,491)	$(2,988)	$(3,793)	$(3,106)	$(3,374)
Efficiency ratio	122.4%	130.2%	140.0%	130.7%	134.2%

Core deposits:
Total deposits	$1,387,241	$1,343,320	$1,318,670	$1,311,156	$1,291,184
Less: time deposits	726,908	707,339	701,262	671,478	642,372
Core deposits	$660,333	$635,981	$617,408	$639,678	$648,812
Core deposits to total deposits	47.6%	47.3%	46.8%	48.8%	50.2%

Total assets	$2,092,206	$2,060,683	$2,055,093	$2,045,452	$2,027,787
Less: intangible assets	189	244	300	386	473
Tangible assets	$2,092,017	$2,060,439	$2,054,793	$2,045,066	$2,027,314

Tangible equity:
Shareholders’ equity	$326,663	$332,198	$339,299	$345,597	$350,156
Less: intangible assets	189	244	300	386	473
Tangible equity	$326,474	$331,954	$338,999	$345,211	$349,683

Tangible equity to tangible assets	15.61%	16.11%	16.50%	16.88%	17.25%

Tangible book value per share:
Tangible equity	$326,474	$331,954	$338,999	$345,211	$349,683
Shares outstanding	22,047,649	22,522,626	22,990,908	23,505,357	23,958,888
Tangible book value per share	$14.81	$14.74	$14.74	$14.69	14.60